RESOLUTIONS OF THE BOARD OF DIRECTORS FOR
                         ALLSTATE LIFE INSURANCE COMPANY
                              AUTHORIZING MERGER OF
                Glenbrook Life Multi-Manager Variable Account and
              Glenbrook Life and Annuity Company Separate Account A
               INTO ALLSTATE FINANCIAL ADVISORS SEPARATE ACCOUNT I


ALLSTATE FINANCIAL ADVISORS SEPARATE ACCOUNT I


     BE IT RESOLVED, that the Allstate Life Insurance Company ("Company"), pursuant to the provisions of Section 245.21 of the Illinois Insurance Code, hereby authorizes, effective upon the merger of Glenbrook Life and Annuity Company into Company, the transfer and merger of the separate accounts designated Glenbrook Life Multi-Manager Variable Account and Glenbrook Life and Annuity Company Separate Account A into Allstate Financial Advisors Separate Account I (hereafter "Separate Account I").

     BE IT FURTHER RESOLVED, that Separate Account I, including the variable annuity contracts ("Contracts") previously issued through the Glenbrook Life Multi-Manager Variable Account and Glenbrook Life and Annuity Company Separate Account A, will be subject to the Resolution of the Board of Directors of Allstate Life Insurance Company authorizing establishment of the Allstate Financial Advisors Separate Account I.

     BE IT FURTER RESOLVED, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.